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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No.  1  )*
                                             ---

                             HORIZON BANCORP, INC.
       ------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
       ------------------------------------------------------------------
                         (Title of Class of Securities)

                                  440406-10-6
                            ----------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [  ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 pages

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CUSIP No.   440406-10-6              13G            Page  2  of  5  Pages
          ----------------                      ------------------------------


(1)     NAME OF REPORTING PERSON         BANK OF RALEIGH TRUST AND
                                         FINANCIAL SERVICES DIVISION
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON      55-0637607

        ------------------------------------------------------------------------

(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                  (b)   [   ]

        -----------------------------------------------------------------------

(3)     SEC USE ONLY

        -----------------------------------------------------------------------

(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                                                     UNITED STATES OF AMERICA
        -----------------------------------------------------------------------

                      (5)   SOLE VOTING POWER                       216,027
                            ---------------------------------------------------

                      (6)   SHARED VOTING POWER                           0
    NUMBER OF
     SHARES                 ---------------------------------------------------
  BENEFICIALLY
    OWNED BY          (7)   SOLE DISPOSITIVE POWER                  206,147
      EACH                  ---------------------------------------------------
   REPORTING
     PERSON           (8)   SHARED DISPOSITIVE POWER
      WITH                                                             N/A
                            ---------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                    327,826
-------------------------------------------------------------------------------

(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------

(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  3.5

--------------------------------------------------------------------------------

(12)    TYPE OF REPORTING PERSON*                                        BK

--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 5 pages

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Item 1(a).  Name of Issuer:

            HORIZON BANCORP, INC.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            P.O. BOX D

            BECKLEY, WEST VIRGINIA 25802-2803

Item 2(a).  Name of Person Filing:

            BANK OF RALEIGH TRUST AND FINANCIAL SERVICES DIVISION

Item 2(b).  Address of Principal Business Office, or if none, Residence:

            P.O. BOX D

            BECKLEY WV 25802-2803

Item 2(c).  Citizenship:

            UNITED STATES OF AMERICA

Item 2(d).  Title of Class of Securities:

            COMMON STOCK

Item 2(e).  CUSIP NUMBER:

            440406 10 6

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (Not Applicable)

                               Page 3 of 5 pages
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ITEM 4.     Ownership:

                  (a)      Amount Beneficially Owned:

                                   327,826

                  (b)      Percent of Class:

                                     3.5%

                  (c)      Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote:

                                    216,027

                           (ii)  Shared power to vote or direct the vote:

                                          0

                           (iii) Sole power to dispose or direct the
                                 disposition of:

                                    206,147

                           (iv)  Shared power to dispose or direct the
                                 disposition of:

                                   N/A


Item 5.       Ownership of Five Percent or Less of a Class.

              IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREIN, THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN 5% OF THE CLASS OF SECURITIES, CHECK THE
              FOLLOWING: ( X )

Item 6.       Ownership of More than Five Percent on Behalf of Another
              Person.

              (Not Applicable)

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

              (Not Applicable)

Item 8.       Identification and Classification of Members of the
              Group.

              (Not Applicable)

Item 9.       Notice of Dissolution of Group.

              (Not Applicable)


                               Page 4 of 5 pages
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Item 10.      Certification.

              (Not Applicable)


                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 13, 1997
-----------------------------------
Date

/s/ JOHN CHANDLER
-----------------------------------
Signature

John Chandler, Trust Officer
-----------------------------------
Name/Title


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